Exhibit 10.10

OBALON THERAPEUTICS, INC.

OBALON THERAPEUTICS, LLC

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of June 14, 2013, by and between Square 1 Bank (“Bank”) and Obalon Therapeutics, Inc. and Obalon Therapeutics, LLC (each a “Borrower” and collectively, “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for noncompliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Term Loans.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrowers in an aggregate principal amount not to exceed $3,000,000 (each a “Term Loan” and collectively the “Term Loans”). Parent may request Term Loans at any time from the date hereof through the Availability End Date. The proceeds of the Term Loans shall he used for general working capital purposes.

(ii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Availability End Date shall be payable monthly beginning on the first day of the month next following such Term Loan, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Availability End Date shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on July 14, 2014 and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrowers may prepay any Term Loan without penalty or premium.

(iii) When a Borrower desires to obtain a Term Loan, Parent shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the Business Day prior to the date on which the Term Loan is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

2.2 Intentionally Omitted.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rate for Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 1.75% above the Prime Rate then in effect, or (B) 5.00%.

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies, except that to the extent a Borrower uses the Term Loans to purchase Collateral, Borrowers’ repayment of the Term Loans shall apply on a “first-in-first-out” basis so that the portion of the Term Loans used to purchase a particular item of Collateral shall be paid in the chronological order the Borrowers purchased the Collateral. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrowers shall pay to Bank the following:

(a) Facility Fee. On or before the Closing Date, a fee equal to $15,000, which shall be nonrefundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, (i) Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default and (ii) Borrower shall have the right to terminate this Agreement and Bank’s obligation to lend upon written notice to Bank so long as (a) all Obligations have been paid in full, and (b) Bank has provided Borrower with written notice that all Obligations have been paid in full. Upon termination of this Agreement and written confirmation by Bank that all Obligations have been paid in full, all security interests granted pursuant to this Agreement shall terminate, and at such time Bank, at Borrower’s sole expense, shall take such actions reasonably requested by Borrower to evidence the termination of such security interests.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a) this Agreement;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed by the pledgor in blank;

(e) payment of the fees and Bank Expenses then due specified in Section 2.5, which may he debited from any of Borrowers’ accounts with Bank;

(f) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g) current financial statements, including audited statements (or such other level required by the Investment Agreement) for each Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern so long as such Borrower’s investors provide additional equity as needed), company prepared consolidated and consolidating balance sheets, income statements and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h) current Compliance Certificate in accordance with Section 6.2;

(i) a Warrant in form and substance satisfactory to Bank;

(j) a control agreement in favor of Bank for Borrower’s accounts held at State Street Bank;

(k) a Borrower Information Certificate for each Borrower;

(l) such other documents or certificates, and completion of such other matters, as Bank may reasonably request; and

(m) Borrowers shall have opened and funded not less than $50,000 in deposit accounts held with Bank.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon the Borrowers’ compliance with Section 3.1 above, and is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) each Borrower shall have transferred substantially all of its Cash assets into operating accounts held with Bank and otherwise be in compliance with Section 6.6 hereof; and

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Except for the granting of Permitted Liens and Permitted Transfers, Borrowers also hereby agree not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of their Intellectual Property. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Each Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Each Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.

4.3 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares, the relevant Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is an entity duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Certificate of Incorporation, Certificate of Formation, Bylaws or Operating Agreement, nor will they constitute an event of default under any material agreement by which such Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value not in excess of $100,000 is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Borrowers’ Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4 Intellectual Property. Borrowers’ Intellectual Property is set forth on Schedule 5.4 hereto. Each Borrower is the sole owner of the intellectual property created or purchased by such Borrower, except for licenses granted by such Borrower to its customers in the ordinary course of business. To the best of each Borrower’s knowledge, each of the copyrights, trademarks and patents created or purchased by such Borrower is valid and enforceable, and no part of the intellectual property created or purchased by such Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to such Borrower that any part of the intellectual property created or purchased by such Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive offices of Borrowers are located at the addresses indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to a Borrower and any Subsidiary that are delivered by such Borrower to Bank fairly present in all material respects such Borrower’s consolidated and consolidating financial condition as of the date thereof and such Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of any Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any material license or other agreement important for the conduct of such Borrower’s business that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property important for the conduct of such Borrower’s business, other than this Agreement or the other Loan Documents.

5.13 Shares. Each Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14 Full Disclosure. No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrowers shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering Borrowers’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrowers’ fiscal year, audited (or such other level as is required by the Investment Agreement) consolidated and consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrowers’ investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) company prepared annual budget as soon as available but not later than January 31 of each calendar year during the term hereof and the annual budget approved by Borrowers’ Board of Directors, which shall not materially deviate from such company prepared annual budget, as soon as available but not later than February 28 of each calendar year during the term hereof; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by a Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by a Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a) Within 30 days after the last day of each month, Parent shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or propose to take with respect thereto.

(c) Bank (through any of its officers, employees or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrowers’ expense in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Parent may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the intimation contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Parent shall include a submission date on any certificates and reports to be delivered electronically.

6.3 Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice. Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.

6.4 Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower or such Subsidiary.

6.5 Insurance. Each Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to such Borrower’s, All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, each Borrower shall cause to be furnished to Bank a copy of its policies or certificate of insurance including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, each Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the relevant Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall maintain 50% of its deposits, transaction accounts, and primary investment accounts with Square 1 Bank and its affiliates, should Borrower’s total cash be greater than $5,000,000. Borrower shall maintain 100% of its deposits, transaction accounts, and primary investment accounts with Square 1 Bank should Borrower’s total cash be less than $5,000,000.

6.7 Intentionally Omitted.

6.8 Intentionally Omitted.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement, each Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on such Borrower’s business or financial condition; and (ii) upon Bank’s request, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for such Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of such Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer without delivering written notification to Bank within 10 Business Days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer for more than 30 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of Domain Associates or its Affiliates to serve as a voting member, or suffer the resignation of one or more directors from its board of directors in anticipation of such Borrower’s insolvency, in either case without the prior written consent of Bank which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into such Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $500,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) such Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of such Borrower in which such Borrower is not the surviving entity; provided, however, that such Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of such Borrower, unless (i) no Event of Default exists when such agreement is entered into by such Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from such Borrower or such Borrower’s investors, in connection with a sale of such Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to such Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (iii) such Borrower notifies Bank in advance of entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except (a) Indebtedness to Bank and (b) prepayments of Indebtedness described in clause (e) of the definition of Permitted Indebtedness made in the ordinary course of business, provided that no Event of Default exists hereunder or would exist after giving effect to any such prepayment.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor (provided, for the sake of clarity, that no Cash payments will be made by Borrower or on ‘Borrower’s behalf in connection therewith), and (iii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would he obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $200,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $200,000, and except for such other locations as Bank may approve in writing, each Borrower shall keep the Inventory and Equipment only at the locations set forth in Section 10 and such other locations of which such Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral,

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If a Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), or 6.6 (primary accounts), or violates any of the covenants contained in Article 7 of this Agreement;

(b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after a Borrower receives notice thereof or, any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrowers be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any State, county, municipal, or governmental agency, and the same is not paid within ten days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (b) in connection with any lease of real property, or (c) that would reasonably be expected to have a Material Adverse Effect;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may, comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as each Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse each Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign each Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clauses (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to any Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	OBALON THERAPEUTICS, INC, on behalf of all Borrowers
5421 Avenida Encinas, Suite F
Carlsbad, CA 92008
Attn: Nooshin Hussainy
FAX: (760) 603-9053

If to Bank:	Square 1 Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
FAX: (919) 314-3080

with a copy to:	Square 1 Bank
12481 High Bluff Drive, Suite 350
San Diego, CA 92130
Attn: Scott Foote
FAX: (858) 436-3501

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrowers’ accounts or any related agreement or transaction shall be brought in the Superior Court of San Mateo County, California or the United States District Court for the Northern District of California, except as provided below with respect to arbitration of such matters. BANK AND EACH BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in San Mateo County, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply California law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to a Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank and Borrowers and all employees and agents of each such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of Bank, to the subsidiaries or Affiliates of Bank or Borrower in connection with their present or prospective business relations with Borrowers, (ii) in the case of Bank, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Bank, as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to the receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13.	CO-BORROWER PROVISIONS.

13.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.

13.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b; 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.7 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

OBALON THERAPEUTICS, INC.

By:	/s/ Andrew Rasdal
Title:	CEO

OBALON THERAPEUTICS, LLC

By:	/s/ Andrew Rasdal
Title:	CEO

SQUARE 1 BANK

By:	/s/ Michael Fulton
Title:	Michael Fulton

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Authorized Officer” means someone designated as such in the corporate resolution provided by each Borrower to Bank in which this Agreement and the transactions contemplated hereunder arc authorized by such Borrower’s board of directors. If a Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most-recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Availability End Date” means June 14, 2014.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §9406 and §9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Collateral State” means the state where the Collateral is located, which is California.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Term Loan or any other extension of credit by Bank, to or for the benefit of a Borrower hereunder.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to a Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Agreement” means, collectively, a Borrower’s stock purchase and other agreement(s) pursuant to which such Borrower most recently issued its preferred stock.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Parent’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of a Borrower and its Subsidiaries taken as a whole, (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) a Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.

“Parent” means Obalon Therapeutics, Inc.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein; (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or subject to a control agreement in favor of Bank, and (vi) Investments consistent with any investment policy adopted by a Borrower’s board of directors;

(c) Repurchases of stock from former employees or directors of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;

(f) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(g) Investments in unfinanced capital expenditures in any fiscal year, not to exceed $250,000;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary;

(j) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $250,000 in the aggregate in any fiscal year; and

(k) Investments permitted under Section 7.3.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;

(c) Liens not to exceed $250,000 in the aggregate in any fiscal year (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) Liens securing Subordinated Debt; and

(f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments); and

(g) Liens in favor of other financial institutions arising in connection with a Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a) Cash in the ordinary course of Borrower’s business or that is otherwise permitted to be transferred pursuant to the terms of this Agreement;

(b) Inventory in the ordinary course of business;

(c) licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(d) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(e) grants of security interests and other Liens that constitute Permitted Liens and

(f) other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of a Borrower; as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower in any Subsidiary of such Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, each state where a Borrower’s chief executive office is located, each state of a Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by the Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Term Loan” has the meaning assigned in Section 2.1(b).

“Term Loan Maturity Date” means December 14, 2016.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

DEBTOR	OBALON THERAPEUTICS, INC.

SECURED PARTY:	SQUARE 1 BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including, promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the Intellectual ‘Property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 14, 2013, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (the “Amendment’), is made and entered into as of October 1, 2014, by and among SQUARE 1 BANK (“Bank”) and OBALON THERAPEUTICS, INC. and OBALON THERAPEUTICS, LLC (individually and collectively, “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 14, 2014 (as amended from time to time, with related documents, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Section 2.l (b) of the Agreement is hereby amended and restated, as follows:

(c)	Term Loan A.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in a principal amount of Five Million Dollars ($5,000,000) (the “Term Loan A”). The proceeds of the Term Loan A shall be used (A) first, to refinance all outstanding Term Loans (as defined immediately prior to the First Amendment Effective Date) as of the First Amendment Effective, and (B) second, for working capital purposes.

(ii) Interest shall accrue from the date of the Term Loan A at the rate specified in Section 2.3(a), and prior to the Availability End Date shall be payable monthly beginning on the first day of the month next following the Term Loan A, and continuing on the same day of each month thereafter. Any portion of the Term Loan A that is outstanding on the Availability End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loan A and any other amounts due under this Agreement shall be immediately due and payable. The Term Loan A, once repaid, may not be reborrowed. Borrower may prepay all or any portion of the Term Loan A without penalty or premium.

(iii) Borrower hereby requests that Bank make the Term Loan A on the First Amendment Effective Date or as soon as practicable thereafter. To document this request, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan A is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

2)	The following new Section 2.l(c) is hereby added to the Agreement, as follows:

(c)	Term Loan B.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrower in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) (each a “Term Loan B” and collectively the “Term Loans B’’, and together with the Term Loan A, the “Term Loans”) at any time after Borrower’s achievement of the Funding Milestone through the Availability End Date. The proceeds of the Term Loans B shall be used for general working capital purposes and for capital expenditures.

(ii) Interest shall accrue from the date of each Term Loan B at the rate specified in Section 2.3(a), and prior to the Availability End Date for the applicable Term Loan B shall be payable monthly beginning on the first day of the month next following such Term Loan B, and continuing on the same day of each month thereafter. Any Term Loans B that are outstanding on the Availability End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans B and any other amounts due under this Agreement shall be immediately due and payable. Term Loans B, once repaid, may not be reborrowed. Borrower may prepay any Term Loan B without penalty or premium.

(iii) When Borrower desires to obtain a Term Loan B, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan B is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

3)	Section 6.2(a) of the Agreement is hereby amended and restated, as follows:

(a) Within 30 days after the last day of each month, Parent shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with a report with respect to clinical trial updates in form and substance satisfactory to Bank.

4)	The following new Section 6.11 is hereby added to the Agreement, as follows:

6.11 Subsidiary Deposit Accounts. Notwithstanding anything to the contrary set forth in Section 6.6 above:

(a) Obalon Mexico, S. de R.L. de C.V. (“Obalon Mexico”) shall be permitted to maintain one (1) account with ScotiaBank in an aggregate amount not to exceed $250,000 at any time; and

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(b) Obalon Italy, S.R.L. (“Obalon Italy”) shall be permitted to maintain one (1) account with Intesa Sanpaolo in an aggregate amount not to exceed €25,000 at any time.

5)	The following new Section 6.12 is hereby added to the Agreement, as follows:

6.12	Stock Pledges.

(a) Within 45 days following the First Amendment Effective Date (the “Pledge Date”), Borrower shall grant and pledge to Bank a perfected security interest in 65% of the stock, units or other evidence of equity ownership of Obalon Mexico, in form and substance factory to Bank. On or before the Pledge Date, the certificate or certificates for the Shares of Obalon Mexico will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares of Obalon Mexico. Borrower shall cause the books of Obalon Mexico and any transfer agent to reflect the pledge of the Shares of Obalon Mexico.

(b) On or before the Pledge Date, Borrower shall grant and pledge to Bank a perfected security interest in 65% of the stock, units or other evidence of equity ownership of Obalon Italy, in form and substance factory to Bank. On or before the Pledge Date, the certificate or certificates for the Shares of Obalon Italy will be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares of Obalon Italy. Borrower shall cause the books of Obalon Italy and any transfer agent to reflect the pledge of the Shares of Obalon Italy.

6)	The following defined terms are either added to, or are amended and restated in, Exhibit A to the Agreement, as follows:

“Availability End Date” means April 1, 2016; provided, however, if Borrower files a Premarket Approval application with the United States Food and Drug Administration, then the term “Availability End Date” shall mean October 1, 2016.

“Credit Extension” means the Term Loan A, each Term Loan B, or any other extension of credit by Bank, to or for the benefit of a Borrower hereunder.

“First Amendment Effective Date” means October 1, 2014.

“Funding Milestone” means Borrower’s receipt of net Cash proceeds of at least $20,000,000 (in addition to any amounts received by Borrower in connection with that certain First Amendment to Loan and Security Agreement by and among Borrower and Bank dated on the First Amendment Effective Date) from the issuance and sale of Borrower’s equity securities to investors and on terms and conditions satisfactory to Bank.

“Term Loan Maturity Date” means October l, 2018.

7)	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in

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full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

8)	Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

9)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(i)	this Amendment, duly executed by each Borrower;

(j)	an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(k)	a Loan Advance Request Form delivered pursuant to Section 2.l(b)(iii) of the Agreement;

(l)	an Amended and Restated Warrant to Purchase Stock, duly executed by Borrower;

(m)	a Second Warrant to Purchase Stock, duly executed by Borrower;

(n)	payment of a $35,000 facility fee, which may be debited from any of Borrower’s accounts;

(o)	payment of all Bank Expenses, including Bank’s expenses for the documentation of this amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

(p)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

OBALON THERAPEUTICS, INC.

By:	/s/ Andrew Rasdal
Name:	Andrew Rasdal
Title:	Chief Executive Officer

OBALON THERAPEUTICS, LLC.

By:	/s/ Andrew Rasdal
Name:	Andrew Rasdal
Title:	Chief Executive Officer

SQUARE 1 BANK

By:	/s/ Evan Travis
Name:	Evan Travis
Title:	VP

[Signature Page to First Amendment to Loan and Security Agreement]

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SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 7, 2016, by and between PACIFIC WESTERN BANK (“Bank”) and OBALON THERAPEUTICS, INC. and OBALON THERAPEUTICS, LLC (each a “Borrower” and collectively, “Borrowers”).

RECITALS

Borrowers and Bank (as successor in interest to Square 1 Bank) are parties to that certain Loan and Security Agreement dated as of June 14, 2013 (as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of October 1, 2014, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	The following defined terms in Exhibit A of the Agreement hereby are amended or restated as follows:

“Availability End Date” means March 7, 2017.

“Interest-Only End Date” means March 7, 2018.

“Second Amendment Effective Date” means September 7, 2016.

“Term Loan Maturity Date” means September 7, 2020.

“Term Loan B Milestone” means Borrowers’ receipt of FDA approval of Borrowers weight loss balloon, on or prior to the Availability End Date.

2.	Section 2.1(b) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(b) Term Loan A.

(i) Subject to and upon the terms and conditions of this Agreement, on the Second Amendment Effective Date, or as soon thereafter as all conditions precedent to the making thereof have been met, Bank agrees to make a term loan to Borrowers in a principal amount of $10,000,000 (the “Term Loan A”). The proceeds of the Term Loan A shall be used to refinance all indebtedness owing from Borrower to Bank as of the Second Amendment Effective Date.

(ii) Interest shall accrue from the date of the Term Loan A at the rate specified in Section 2.3(a), and prior to the Interest-Only End Date shall be payable monthly beginning on the first day of the month next following the Term Loan A, and continuing on the same day of each month thereafter. Any portion of the Term Loan A that is outstanding on the Interest-Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on April 7, 2018, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loan A and any other amounts due under this Agreement shall be immediately due and payable. The Term Loan A, once repaid, may not be reborrowed. Borrowers may prepay all or any portion of the Term Loan A without penalty or premium.

(iii) Borrowers hereby request that Bank make the Term Loan A on the Second Amendment Effective Date or as soon as practicable thereafter. To document this request, Borrowers shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan A is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.”

3.	Section 2.1(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c) Term Loans B.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrowers in an aggregate principal amount not to exceed $5,000,000 (each a “Term Loan B” and collectively the “Term Loans B”, and together with the Term Loan A, the “Term Loans”) at any time after Borrowers’ achievement of the Term Loan B Milestone through the Availability End Date. The proceeds of the Term Loans B shall be used for general working capital purposes and for capital expenditures.

(ii) Interest shall accrue from the date of each Term Loan B at the rate specified in Section 2.3(a), and prior to the Interest-Only End Date shall be payable monthly beginning on the first day of the month next following such Term Loan B, and continuing on the same day of each month thereafter. Any Term Loans B that are outstanding on the Interest-Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on April 7, 2018, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans B and any other amounts due under this Agreement shall be immediately due and payable. Term Loans B, once repaid, may not be reborrowed. Borrowers may prepay any Term Loan B without penalty or premium.

(iii) When Borrowers desire to obtain a Term Loan B, Borrowers shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan B is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.”

4.	Section 2.3(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Interest Rate for Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 1.50% above the Prime Rate then in effect, or (B) 5.00%.”

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5.	Section 6.6 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.6 Accounts. Borrowers shall maintain 50% of their deposits, transaction accounts, and primary investment accounts with Bank and its affiliates, should Borrowers’ total cash be greater than $15,000,000. Borrowers shall maintain 100% of their deposits, transaction accounts, and primary investment accounts with Bank should Borrowers’ total cash be less than $15,000,000.”

6.	Section 6.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.7 Term Sheet Milestone. If Bank has made the initial Term Loan B to Borrowers, on or prior to the date on which Borrowers’ total cash at Bank is less than $5,000,000, Borrowers shall have delivered evidence, satisfactory to Bank in its sole but reasonable discretion, that Borrowers have received a signed and accepted term sheet on terms and from investors reasonably acceptable to Bank for the sale of Borrowers’ equity securities, with net cash proceeds in an amount reasonably acceptable to Bank (as determined by Bank in its sole discretion), to be funded no later than 30 days after Borrowers’ receipt of such signed and accepted term sheet.”

7.	No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by a Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

8.	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

9.	Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (other than Representations and Warranties which (i) are already qualified by materiality, in which case such Representations and Warranties shall be true and correct in all respects or (ii) refer to an specific date or time period, in which case such Representations and Warranties shall be true and correct as of such date or with respect to such time period), and that no Event of Default has occurred and is continuing.

10.	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by each Borrower;

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(b)	a third warrant to purchase stock in form and substance satisfactory to Bank, which Bank and Borrowers acknowledge shall become excisable upon Bank making the initial Term B Loan to Borrowers;

(c)	a Certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(d)	a facility fee in the amount of $15,000, which may be debited from any of Borrowers’ accounts;

(e)	all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrowers’ accounts; and

(f)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

11.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

OBALON THERAPEUTICS, INC.

By:	/s/ Andrew Rasdal
Title:	Chief Executive Officer

OBALON THERAPEUTICS, LLC

By:	/s/ Andrew Rasdal
Title:	Chief Executive Officer

BANK

By:	/s/ Sean Noonan
Title:	Vice President

[Signature Page to Second Amendment to Loan & Security Agreement]